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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(AMENDMENT NO     5     )*
METABASIS THERAPEUTICS, INC
(Name of Issuer)
Common Stock
(Title of Class of Securities)
59101M 10 5
(CUSIP Number)
December 31, 2008
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 16 Pages

CUSIP No.	59101M 10 5	13G	Page	2	of	16 Pages

1	NAME OF REPORTING PERSONS InterWest Partners VII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		4,029,455

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		4,029,455

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,029,455

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.4%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	59101M 10 5	13G	Page	3	of	16 Pages

1	NAME OF REPORTING PERSONS InterWest Investors VII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		192,907

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		192,907

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	192,907

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.55%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	59101M 10 5	13G	Page	4	of	16 Pages

1	NAME OF REPORTING PERSONS
InterWest Management Partners VII, LLC (the General Partner of InterWest Partners VII, LP and InterWest Investors VII, LP)
	I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		4,222,362

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		4,222,362

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,222,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.9%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	59101M 10 5	13G	Page	5	of	16 Pages

1	NAME OF REPORTING PERSONS Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		50,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,222,362

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		50,000

	8	SHARED DISPOSITIVE POWER

		4,222,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,272,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.1%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	59101M 10 5	13G	Page	6	of	16 Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,222,362

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		4,222,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,222,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	59101M 10 5	13G	Page	7	of	16 Pages

1	NAME OF REPORTING PERSONS W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,222,362

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		4,222,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,222,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	59101M 10 5	13G	Page	8	of	16 Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,222,362

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		4,222,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,222,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	59101M 10 5	13G	Page	9	of	16 Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,222,362

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		4,222,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,222,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	59101M 10 5	13G	Page	10	of	16 Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		56,667

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,222,362

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		56,667

	8	SHARED DISPOSITIVE POWER

		4,222,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,279,029

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.1%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No.	59101M 10 5	13G	Page	11	of	16 Pages

1	NAME OF REPORTING PERSONS Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,222,362

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		4,222,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,222,362

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.9%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

ITEM 1.
(a)	NAME OF ISSUER: Metabasis Therapeutics, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

11119 North Torrey Pines Road, La Jolla, CA 92037
ITEM 2.
(a)	NAME OF PERSON(S) FILING:

InterWest Partners VII, LP (“IWP VII”)
InterWest Investors VII, LP (“II VII”)
InterWest Management Partners VII, LLC (“IMP VII”)
Harvey B. Cash (“Cash”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025
(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VII:	California
II VII:	California
IMP VII:	California
Cash:	United States
Gianos:	United States
Hedrick:	United States
Holmes:	United States
Kliman:	United States
Oronsky:	United States
Rosch:	United States
Page 12 of 16 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 59101M 10 5
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP VII (1)	II VII (2)	IMP VII (3)
Beneficial Ownership	4,029,455	192,907	4,222,362
Percentage of Class	11.4%	0.55%	11.9%
Sole Voting Power	4,029,455	192,907	4,222,362
Shared Voting Power	0	0	0
Sole Dispositive Power	4,029,455	192,907	4,222,362
Shared Dispositive Power	0	0	0

	Cash (4)	Gianos (4)	Hedrick (4)
Beneficial Ownership	4,272,362	4,222,362	4,222,362
Percentage of Class	12.1%	11.9%	11.9%
Sole Voting Power	50,000	0	0
Shared Voting Power	4,222,362	4,222,362	4,222,362
Sole Dispositive Power	50,000	0	0
Shared Dispositive Power	4,222,362	4,222,362	4,222,362

	Holmes (4)	Kliman (4)	Oronsky (4)**	Rosch (4)
Beneficial Ownership	4,222,362	4,222,362	4,279,029	4,222,362
Percentage of Class	11.9%	11.9%	12.1%	11.9%
Sole Voting Power	0	0	56,667	0
Shared Voting Power	4,222,362	4,222,362	4,222,362	4,222,362
Sole Dispositive Power	0	0	56,667	0
Shared Dispositive Power	4,222,362	4,222,362	4,222,362	4,222,362

**	Includes 56,667 shares issuable to Oronsky pursuant to outstanding options exercisable within 60 days of December 31, 2008.

(1)	Includes 312,173 shares issuable pursuant to warrant exercise after October 16, 2008.

(2)	Includes 14,937 shares issuable pursuant to warrant exercise after October 16, 2008.

(3)	IMP VII is the general partner of IWP VII and II VII.

(4)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, and Rosch are Managing Directors of IMP VII.
Page 13 of 16 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP VII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.
Page 14 of 16 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 13, 2009

INTERWEST PARTNERS VII, LP

By: /s/ Harvey B. Cash Name: Harvey B. Cash	By:	InterWest Management Partners VII, LLC its General Partner

By: /s/ Philip T. Gianos Name: Philip T. Gianos		By: /s/ W. Stephen Holmes Managing Director

By: /s/ W. Scott Hedrick	INTERWEST INVESTORS VII, LP
Name: W. Scott Hedrick
By: /s/ W. Stephen Holmes	By:	InterWest Management Partners VII, LLC its General Partner
Name: W. Stephen Holmes III
By: /s/ W. Stephen Holmes
By:/s/ Gilbert H. Kliman		Managing Director
Name: Gilbert H. Kliman
INTERWEST MANAGEMENT PARTNERS VII, LLC
By: /s/ Arnold L. Oronsky
Name: Arnold L. Oronsky	By:	/s/ W. Stephen Holmes
Managing Director
By: /s/ Thomas L. Rosch
Name: Thomas L. Rosch
Page 15 of 16 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 13, 2009

INTERWEST PARTNERS VII, LP

By: /s/ Harvey B. Cash Name: Harvey B. Cash	By:	InterWest Management Partners VII, LLC its General Partner

By: /s/ Philip T. Gianos Name: Philip T. Gianos		By: /s/ W. Stephen Holmes Managing Director

By: /s/ W. Scott Hedrick Name: W. Scott Hedrick	INTERWEST INVESTORS VII, LP

	By:	InterWest Management Partners VII, LLC its General Partner

By: /s/ W. Stephen Holmes Name: W. Stephen Holmes III		By: /s/ W. Stephen Holmes Managing Director

By: /s/ Gilbert H. Kliman Name: Gilbert H. Kliman		By: /s/ W. Stephen Holmes Managing Director

By: /s/ Arnold L. Oronsky Name: Arnold L. Oronsky	INTERWEST MANAGEMENT PARTNERS VII, LLC

By: /s/ Thomas L. Rosch Name: Thomas L. Rosch	By:	/s/ W. Stephen Holmes Managing Director

Page 16 of 16 Pages